Exhibit 10.4

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (hereinafter referred as the “Assignment”) is made as of January 19, 2024, by and among Exchange Traded Managers Group, LLC a New Jersey limited liability company (the “Company”), Breakwave Advisors LLC, a Delaware limited liability company (“Breakwave”), and Amplify Investments LLC, a Delaware limited liability company (“Amplify”). The Company, Breakwave and Amplify are referred to herein as the “Parties.”

WHEREAS, the Company, which wholly-owns and manages ETF Managers Capital LLC (“EMC”), and Breakwave have entered into a Platform Services Agreement dated March 3, 2023 (the “PSA”) describing the the rights and obligations of the Company and its affiliates, including EMC, and Breakwave, in connection with the Breakwave Tanker Shipping ETF (“BWET”), as described further in the PSA (the “Services”); and

WHEREAS, under Section 15(g) of the PSA, the PSA may not be transferred or assigned without the prior written consent of the non-assigning or non-transferring party; and

WHEREAS, Amplify and the Company have entered into an agreement under which Amplify, or one of its designated affiliates, will acquire substantially all the assets of Company (the “Transaction”); and

WHEREAS, upon the closing of the Transaction, EMC shall appoint Amplify as sponsor of the ETF Managers Group Commodity Trust I (the “Trust”) including BWET, and Amplify, or an affiliate, shall accept such appointment, each of which actions to be deemed to occur simultaneously as of the later of (a) the closing date of the Transaction or (b) the effective date of the Registration Statement (the “Effective Time”); and

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the Parties to this Assignment agree as follows:

1. Assignment and Assumption. The Company assigns to, and Amplify hereby assumes, all of the obligations of the Company under the PSA as of the Effective Time with respect to the BDRY. For the avoidance of doubt, Amplify does not assume any liabilities of the Company under the PSA related to BWET for periods prior to the Effective Time.

2. Release. The Company is hereby released by Breakwave from all past, present and future, right, title, and interest in and duties, liabilities and obligations under the PSA which may arise after the Effective Time.

3. Consent. As required by Section 15(g) of the PSA, Breakwave hereby consents to the assignment and assumption provided in Section 1 of this Assignment.

4. Ratification of Terms of the PSA; Effect. The PSA shall have the same force and effect with respect to each Party as if it had been executed directly thereby; and the terms of the PSA (including, without limitation, the current fee schedule thereto), as assigned by this Assignment, are hereby approved, ratified and confirmed by the Parties and may only be amended pursuant to a writing executed by Breakwave and Amplify consistent with the PSA.

5. Addresses for Notices. Notices to the Company, Breakwave and Amplify pursuant to Section 16 of the PSA shall be sent to the following addresses:

Exchange Traded Managers Group LLC

350 Springfield Ave., Suite #200

Summit, NJ 07901

Attn: Matthew Bromberg

Email: matt@etfmg.com

Breakwave Advisors LLC

2 South End Ave., TH3

New York, NY 10289

Attn: John Kartsonas

Email: jkartsonas@breakwaveadvisors.com

Amplify Investments LLC

3333 Warrenville Road, Suite 350

Lisle, Illinois 60532, USA

Attn: Bradley H. Bailey

Email: bbailey@amplifyetfs.com

6. Representations and Warranties. Each of the Parties hereto represents and warrants that: (i) it is legally authorized to enter into this Assignment; (ii) its execution, delivery and performance of this Assignment does not conflict with any provision of law applicable to it or of its governing documents or of any agreement binding upon it; and (iii) all acts, conditions and things required to be done and performed by it and to have occurred with respect to it prior to its execution, delivery and performance of this Assignment and to render the same legal, valid and binding obligation of such entity enforceable against such entity in accordance with its respective terms have been done and performed and have occurred in compliance with applicable laws.

7. Use of Information. Each of the Parties hereby irrevocably undertakes that it shall not use any of the information that it receives directly or indirectly as a result of the relationship established by this Assignment (“Information”) for any purpose other than as related to the Services contemplated by the PSA and this Assignment.

8. Assurance and Cooperation. Following the date of this Assignment, and subject to the terms hereof, each of the Parties hereto agrees to execute and deliver such other documents and to take such actions that shall be reasonably requested by any other Party hereto in order to carry out and effectuate the transactions and actions contemplated by this Assignment.

9. Amendments. No amendment, modification, revision, or waiver of any of the terms or conditions of this Assignment shall be effective unless in writing signed by all of the parties hereto.

10. Limitations. This Assignment is executed by the Parties and the obligations hereunder are not binding on any of the Funds, trustees, officers, or shareholders of the Funds, but are binding only on the Parties to which such obligations pertain, and no Fund shall be liable for the obligations of the Parties hereunder.

11. Counterparts. This Assignment may be simultaneously executed in multiple counterparts, each of which shall be an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart by electronic means shall be deemed delivery of an original counterpart hereof.

12. Effective Date of Assignment. This Assignment shall be effective at the Effective Time. In the event the Transaction is terminated, this Assignment will be void and of no force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Assignment to be executed by their respective duly authorized officers as of the date last written below.

Exchange Traded Managers Group LLC		Breakwave Advisors LLC

By:	/s/ Matthew Bromberg	By:	/s/ John Kartsonas
Name:	Matthew Bromberg	Name:	John Kartsonas
Title:	Chief Operating Officer	Title:	Managing Partner
Date:	January 19, 2024	Date:	01/22/2024

Amplify Investments LLC

By:	/s/ David Wilding
Name:	David Wilding
Title:	COO
Date:	01/22/2024

3